Exhibit 4.1

FIRST AMENDMENT

TO THE

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CRESTWOOD NIOBRARA LLC

This First Amendment (this “Amendment”) to the Third Amended and Restated Limited Liability Company Agreement of Crestwood Niobrara LLC, a Delaware limited liability company (the “Company”), dated as of April 9, 2019 (the “LLC Agreement”), is entered into effective as of August 20, 2021 by and between CN Jackalope Holdings, LLC, a Delaware limited liability company (the “Holdings Member”) and Crestwood Midstream Partners LP, a Delaware limited partnership (the “Crestwood Member”).

RECITALS

WHEREAS, the Holdings Member and Crestwood Member desire to amend the LLC Agreement as set forth herein; and

WHEREAS, pursuant to Section 11.04 of the LLC Agreement, the LLC Agreement may be amended or modified from time to time only by written instrument executed by each of the Holdings Member and Crestwood Member.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Holdings Member and Crestwood Member hereby agree as follows:

A.    Amendments.

1.

Section 1.01 of the LLC Agreement is hereby amended so that the definitions of “Company Change of Control”, “Crestwood Change of Control”, and “Permitted Utilization Agreement” in Section 1.01 of the LLC Agreement are amended and restated and replaced in their entirety with the following:

““Company Change of Control” means any event or transaction, or series of related events or transactions, the result of which is that neither Crestwood Midstream Partners LP nor the Holdings Member (or any investor therein) is, or directly or indirectly Controls, the Managing Member; provided, that any event or transaction, or series of related events or transactions, that constitute a Crestwood Change of Control shall not be considered a Company Change of Control.

“Crestwood Change of Control” means the occurrence of any of the following: (a) any circumstance after which (I) any of the general partnership interests in CEQP are not directly or indirectly owned by CEQP or a Person who, disregarding the ownership of any general partnership interests in CEQP, is an Affiliate of CEQP, (II) Control of the general partner of CEQP is not held by CEQP or, disregarding such Control of the general partner, a Person who is an Affiliate of CEQP, or (III) any Person acquires, directly or indirectly, either (A) 50% or more of the outstanding equity interests in CEQP or (B) the ability to appoint a majority of the board of directors (or similar managing body) of CEQP or its general partner, (b) any circumstance pursuant to which the CEQP Units are no longer listed or admitted to trading on a National Securities Exchange, (c) any direct or indirect sale, lease, transfer, conveyance or other disposition, in one or more series of related transactions, of all or substantially all of the properties and assets of CEQP to a Person other than any of its Affiliates, or (d) any dissolution or liquidation of CEQP (other than in connection with a bankruptcy proceeding or a statutory winding up).

“Permitted Utilization Agreement” means an arrangement related to a Midstream Project Opportunity that utilizes assets of the Company or its Subsidiaries that (i) will not prevent the Company or its Subsidiaries from satisfying their obligations to any other Person, and (ii) is on arms-length terms and conditions.”

2.	Section 4.06(b) of the LLC Agreement is hereby amended and restated and replaced in its entirety with the following:

“(b) Crestwood Change of Control. In the event of a Crestwood Change of Control, the Crestwood Member shall use commercially reasonable efforts to provide the Holdings Member with no less than 30 days advance written notice of such Crestwood Change of Control, and from the earlier of (I) the date of a public announcement of an agreement being entered into that the Holdings Member reasonably expects would result in a Crestwood Change of Control or (II) the date of a Crestwood Change of Control, if any, until, in the case of either clause (I) or (II) the later of (x) the sixth Business Day following such Crestwood Change of Control or (y) the day that is 30 days from the date the Holdings Member is provided written notice of such Crestwood Change of Control, the Holdings Member may elect by written notice to the Crestwood Member (the “Change of Control Redemption Notice”) to require the Company to redeem from the Holdings Member all then-outstanding Series A Preferred Units and Series B Preferred Units. Within five Business Days following delivery of the Change of Control Redemption Notice, the Crestwood Member shall deliver written notice to the Holdings Member (the “Consideration Election Notice”) indicating whether (i) the Company has elected to redeem the then-outstanding Series A Preferred Units and Series B Preferred Units for cash, (ii) in lieu of such redemption, the Crestwood Member will acquire from the Holdings Member the then-outstanding Series A Preferred Units and Series B Preferred Units through the issuance to the Holdings Member or its designee as consideration a number of CEQP Units, valued at the CEQP Unit Price calculated as of the date of such Crestwood Change of Control, or (iii) it elects to effect a combination of the actions described in clauses (i) and (ii) above, in any case, in an amount per Series A Preferred Unit equal to the Change of Control Redemption Price and an amount per Series B Preferred Unit equal to the Change of Control Redemption Price; provided, however, that (A) the options set forth in the foregoing clauses (ii) and (iii) shall not be available at any time at which an RRA Suspension Right would be, or would reasonably likely to be, exercisable by CEQP pursuant to the Registration Rights Agreement if the Holdings Member were to exercise a demand registration right pursuant to Section 2.03 of the Registration Rights Agreement immediately following the issuance of CEQP Units to the Holdings Member, (B) the number of CEQP Units issued pursuant to this Section 4.06(b) shall not exceed the Maximum Redemption Units (it being acknowledged and agreed that the issuance of the Maximum Redemption Units, if applicable, shall redeem in full all of the then-outstanding Series A Preferred Units and Series B Preferred Units and no further cash or other consideration shall be required to be paid in connection therewith) and (C) CEQP shall comply with its obligations under the Registration Rights Agreement with respect to such CEQP Units so issued. The closing of any redemption or acquisition pursuant to this Section 4.06(b) shall occur (X) if the Change of Control Redemption Notice was delivered prior to the date of such Crestwood Change of Control, no later than the day that is the later of (i) simultaneously with the closing of such Crestwood Change of Control or (ii) the tenth day following the delivery of the Change of Control Redemption Notice, and (Y) otherwise, no later than the tenth Business Day following the delivery of the Change of Control Redemption Notice; provided, however, that in the event that the Crestwood Member fails to deliver a Consideration Election Notice prior to the fifth Business Day following the delivery of the Change of Control Redemption Notice, the Company shall be deemed to have elected to redeem the then-

outstanding Series A Preferred Units and Series B Preferred Units pursuant to this Section 4.06(b) in cash and the closing for such redemption shall occur no later than the tenth Business Day following the delivery of the Change of Control Redemption Notice. Notwithstanding anything to the contrary in this Section 4.06(b), if a Crestwood Change of Control Notice is delivered, or deemed delivered pursuant to a public announcement of an agreement being entered into that the Holdings Member reasonably expects would result in a Crestwood Change of Control, pursuant to this Section 4.06(b), prior to the consummation of a transaction that would constitute a Crestwood Change of Control, and such transaction is later terminated prior to its consummation and the redemption of the then-outstanding Series A Preferred Units and Series B Preferred Units pursuant to this Section 4.06(b), then such Crestwood Change of Control Notice shall not be effective and such then-outstanding Series A Preferred Units and Series B Preferred Units shall not be required to be redeemed in connection with such terminated transaction under this Section 4.06(b).”

3.

Section 4.06(c) of the LLC Agreement is hereby amended by deleting the phrase “within five Business Days following such Company Change of Control, if any” that occurs in the fourth line thereof and replacing it with “from the date of such Company Change of Control, if any, until the later of (x) the sixth Business Day following such Company Change of Control or (y) the day that is 30 days from the date the Holdings Member is provided written notice of such Company Change of Control”

4.	Section 4.06(c)(A) of the LLC Agreement is hereby amended and restated and replaced in its entirety with the following:

“(A) the options set forth in the foregoing clauses (ii) and (iii) and, unless the Asset Sale is of all or substantially all of the Interests or assets of the Company to any Person that is not an Affiliate of either of the Members, clause (iv) shall not be available if any of the CEQP Unit Issuance Limitations would be triggered in such proposed issuance”

5.	Section 4.06(c)(B) of the LLC Agreement is hereby amended and restated and replaced in its entirety with the following:

“(B) the number of CEQP Units issued pursuant to this Section 4.06(c) shall not exceed the Maximum Redemption Units (it being acknowledged and agreed that, with respect to an Asset Sale of all or substantially all of the Interests or assets of the Company to any Person that is not an Affiliate of either of the Members, where the proceeds of such Asset Sale are less than the Change of Control Redemption Price payable to Holdings Member, the issuance of up to the Maximum Redemption Units, if applicable, in accordance with clause (iv), shall together with the proceeds of such Asset Sale redeem in full all of the then-outstanding Series A Preferred Units and Series B Preferred Units and no further cash or other consideration shall be required to be paid in connection therewith), and”

6.	Section 4.06(d)(A) of the LLC Agreement is hereby amended and restated and replaced in its entirety with the following:

“(A) the option set forth in the foregoing clause (2) or, if the Asset Sale is not of all or substantially all of the Interests or assets of the Company to any Person that is not an Affiliate of either of the Members, clause (3) shall not be available if any of the CEQP Unit Issuance Limitations would be triggered”

7.	Section 4.06(d)(C) of the LLC Agreement is hereby amended and restated and replaced in its entirety with the following:

“(C) the number of CEQP Units issued pursuant to this Section 4.06(d) shall not exceed the Maximum Redemption Units (it being acknowledged and agreed that, with respect to an Asset Sale of all or substantially all of the Interests or assets of the Company to any Person that is not an Affiliate of either of the Members, where the proceeds of such Asset Sale are less than the Crestwood Full Redemption Price payable to Holdings Member, the issuance of up to the Maximum Redemption Units, if applicable, in accordance with clause (3)(B), shall together with the proceeds of such Asset Sale redeem in full all of the then-outstanding Series A Preferred Units and Series B Preferred Units and no further cash or other consideration shall be required to be paid in connection therewith).”

8.	Section 4.06(e) of the LLC Agreement is hereby amended and restated and replaced in its entirety with the following:

“(e) Crestwood Option for Redemption – Partial Redemption. At any time following December 31, 2022, subject to Section 4.06(a) in respect of the redemption of Deficiency Preferred Units, by delivery of 45 days’ prior written notice (the “Crestwood Partial Redemption Notice”) to each of the Company and the Holdings Member, the Crestwood Member may elect to cause the Company to redeem all of the then-outstanding Series A-3 Preferred Units effective as of the 45th day following delivery of such Crestwood Partial Redemption Notice (the “Partial Redemption Effective Date”), for an amount per Series A-3 Preferred Unit equal to the product of (i) 1.10 and (ii) the Series A-3 Liquidation Amount, calculated as of close of business on the day prior to the Partial Redemption Effective Date; provided, that such aggregate amount payable may be satisfied by the Crestwood Member’s election of any one or a combination of the following actions: (1) causing the Company to redeem all of the then-outstanding Series A-3 Preferred Units in exchange for the Company’s paying the Holdings Member cash or (2) acquiring all of the then-outstanding Series A-3 Preferred Units by the issuance to the Holdings Member or its designee as consideration a number of CEQP Units, valued at the CEQP Unit Price calculated as of close of business on the day prior to the Partial Redemption Effective Date; provided, however, that (A) the option set forth in the foregoing clause (2) shall not be available if any of the CEQP Unit Issuance Limitations would be triggered, (B) CEQP shall comply with its obligations under the Registration Rights Agreement with respect to such CEQP Units so issued and (C) the number of CEQP Units issued pursuant to this Section 4.06(e) shall not exceed the Maximum Redemption Units (it being acknowledged and agreed that the issuance of up to the Maximum Redemption Units, if applicable, in accordance with this Section 4.06(e), shall redeem in full all of the then-outstanding Series A-3 Preferred Units and no further cash or other consideration shall be required to be paid in connection therewith). The Crestwood Partial Redemption Notice shall state which action or combination of actions described in clauses (1) through (2) above that the Crestwood Member has elected to take. Notwithstanding anything to the contrary in this Section 4.06, if the Crestwood Member has delivered a Crestwood Partial Redemption Notice, then the Holdings Member may elect to convert all (and not less than all) of its Series A Preferred Units into Common Units pursuant to Section 4.07 by delivering written notice to the Crestwood Member at least 30 days after receipt of the Crestwood Partial Redemption Notice.”

9.	Section 4.06(f) of the LLC Agreement is hereby amended and restated and replaced in its entirety with the following:

“(f) Holdings Member Option Period. During each of (I) the period from December 31, 2023 and until such time as there are no Series A Preferred Units or Series B Preferred Units outstanding or (II) any period from the earlier of (A) the date of a public announcement of an agreement being entered into that the Holdings Member reasonably expects would result in a Crestwood Change of Control or (B) the date of a Crestwood Change of Control, if any, until, in the case of either clause (A) or (B) the later of (x) the sixth Business Day following such Crestwood Change of Control or (y) the day that is 30 days from the date the Holdings Member is provided written notice of such Crestwood Change of Control (each period, the “Holdings Member Option Period”), subject to Section 4.06(a) in respect of the redemption of Deficiency Preferred Units, the Holdings Member may elect at any time when there are no Series C Preferred Units outstanding, by delivery of 30 days’ prior written notice (the “Holdings Member Redemption Notice”) to each of the Company and the Crestwood Member, to cause the Company to redeem (subject to the last sentence of this Section 4.06(f)) some or all of the then-outstanding Series A Preferred Units effective as of (x) the consummation of an Asset Sale involving the sale, transfer or other disposition of all or substantially all of the Interests or assets of the Company to any Person that is not an Affiliate of either of the Members, if applicable, or otherwise (y) (X) if the Holdings Member Redemption Notice was delivered during a Holdings Member Option Period of the type set forth in Section 4.06(f)(II) prior to the date of such Crestwood Change of Control, no later than the day that is the later of (i) simultaneously with the closing of such Crestwood Change of Control or (ii) the tenth day following the delivery of the Change of Control Redemption Notice, or otherwise (Y) the 30th day following delivery of such Holdings Member Redemption Notice (the “Holdings Member Redemption Effective Date”), for an amount per Series A Preferred Unit equal to the Series A-2 Liquidation Amount or Series A-3 Liquidation Amount, as applicable, in each case, calculated as of close of business on the day prior to the Holdings Member Redemption Effective Date (the “Holdings Redemption Price”); provided, that such aggregate amount payable may be satisfied by the Crestwood Member’s election of any one or a combination of the following actions: (1) causing the Company to redeem some or all of the then-outstanding Series A Preferred Units in exchange for the Company’s paying the Holdings Member cash, (2) acquiring some or all of the then-outstanding Series A Preferred Units by the issuance to the Holdings Member or its designee as consideration a number of CEQP Units, valued at the CEQP Unit Price calculated as of close of business on the day prior to the Holdings Member Redemption Effective Date, or (3) redeeming all of the then-outstanding Series A Preferred Units using (A) the cash proceeds of an Asset Sale involving the sale, transfer or other disposition of all or substantially all of the Interests or assets of the Company to any Person that is not an Affiliate of either of the Members; provided that in the event that such Asset Sale is taking place in connection with a redemption related to a Secondary Period A-2 Conversion or a Secondary Period A-3 Conversion, an amount equal to the product of the A-2 Conversion Ratio in the case of a Secondary Period A-2 Conversion, or the A-3 Conversion Ratio in the case of a Secondary Period A-3 Conversion, in each case multiplied by the cash proceeds of such Asset Sale shall first be applied to pay out in full the Series A Preferred Units subject to such Secondary Period Conversion and (B) to the extent the cash proceeds from such Asset Sale (after applying any proceeds as required in accordance with subsection (A)) are less than the Holdings Redemption Price payable to Holdings Member, the issuance to the Holdings Member or its designee as consideration a number of CEQP Units, valued at the CEQP Unit Price calculated as of close of business on the day prior to the Holdings Member Redemption Effective Date; provided that (A) the option set forth in the foregoing clause (2) or, if the Asset Sale is not of all or substantially all of the Interests or assets of the Company to any Person that is not an Affiliate of either of the Members, clause (3) shall not be available if any of the CEQP Unit Issuance Limitations would be triggered, (B) CEQP shall comply with its obligations under the Registration Rights Agreement with respect to such CEQP Units so issued, and (C) the number of CEQP Units issued pursuant to this Section 4.06(f) shall not exceed the Maximum Redemption Units (it being acknowledged and agreed that, with respect to an Asset Sale of all or substantially all of the Interests or assets of the Company to any Person that is not an Affiliate of either of the Members, where the proceeds of such Asset Sale are less than the Holdings Redemption Price payable to Holdings Member, the issuance of up to the Maximum Redemption Units, if applicable, in accordance with clause (3)(B), shall together with the proceeds of such Asset Sale redeem in full all of the then-outstanding Series A Preferred Units and Series B Preferred Units and no further cash or other consideration shall be required to be paid in connection therewith). If the Crestwood Member does not make an affirmative election with respect to the source of funds for the Holdings Redemption Price in accordance with this Section 4.06(f) within 30 days of receiving the Holdings Member Redemption Notice, the Crestwood Member shall be deemed to have elected the payment option described above in clause (3). Notwithstanding anything to the contrary in this Section 4.06(f), if a Holdings Member Redemption Notice is delivered in respect of any Series A Preferred Units pursuant to this Section 4.06(f) during any period described in clause (II)(A) of the first sentence of this Section 4.06(f) and prior to the consummation of a transaction that would constitute a Crestwood Change of Control, and such transaction is later terminated prior to its consummation and prior to the redemption of such Series A Preferred Units pursuant to this Section 4.06(f), then such Holdings Member Redemption Notice shall not be effective and such Series A Preferred Units shall not be required to be redeemed in connection with such terminated transaction under this Section 4.06(f).”

10.	Section 4.06(h) of the LLC Agreement is hereby amended by adding the following after the last sentence of such section:

“Notwithstanding anything to the contrary herein, if CEQP merges or otherwise combines with any other Person (including any publicly listed company) and the surviving entity of such merger or combination is not CEQP, such surviving entity shall be bound by the obligations of CEQP under this Agreement, including but not limited to all obligations pursuant to this Section 4.06(h) as though the term “CEQP” herein was replaced with the name of such surviving entity and the term “CEQP Units” herein was replaced with the equity interests of such surviving entity.”

B.    Agreement in Effect. Except as hereby amended, the LLC Agreement shall remain in full force and effect.

C.    Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware.

D.    Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable, or illegal under any existing or future law, such invalidity, unenforceability, or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable, and legal.

(Signature on following page)

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

CRESTWOOD MEMBER:

CRESTWOOD MIDSTREAM PARTNERS LP

By: Crestwood Midstream GP, LLC its general partner

By:	/s/ Robert Halpin
Name: Robert Halpin
Title: EVP & CFO

HOLDINGS MEMBER:

CN JACKALOPE HOLDINGS LLC

By: GIP JACKALOPE ACQUISITION PARTNERS, L.P., its Administrative Agent

By: GLOBAL INFRASTRUCTURE GP CASCADE I, L.P., its general partner

By: GLOBAL INFRASTRUCTURE INVESTORS CASCADE, LLC, its general partner

By:	/s/ Gregg Myers
Name: Gregg Myers
Title: Chief Financial Officer